EXHIBIT 99.1

America’s Car-Mart, Inc. Announces Amendment to Loan and Security Agreement

ROGERS, Ark., Sept. 30, 2021 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (the “Company”) today announced it has entered into Amendment No. 3 to the Third Amended and Restated Loan and Security Agreement (the “Agreement”). Amendment No. 3 to the Agreement (the “Amendment”) extends the term of the Company’s revolving credit facilities to September 29, 2024, and increases the total permitted borrowings to $600 million, an increase of $274 million.

“As we continue to grow, serving more customers at the highest levels, our strong lending group is partnering with us as we allocate capital for our consistent, disciplined growth approach,” said Jeff Williams, President and CEO. “The consumer demand for our unique offering is strong and the investments we are making in the business are putting us in a position to continue to excel into the future.”

The increase under the Amendment allows for total permitted borrowings of $600 million up from $326 million. In connection with this increase, CIBC Bank USA and Axos Bank joined the lending group as two new lenders. The lending group now includes BMO Harris Bank N.A. ($88 million commitment, up from $71 million), Wells Fargo Bank, N.A. ($84 million commitment, up from $50 million), BOKF, NA d/b/a BOK Financial ($55 million commitment, up from $50 million), MUFG Union Bank, N.A. ($84 million commitment, up from $50 million), First Horizon Bank ($75 million commitment, up from $50 million), Arvest Bank ($40 million commitment, up from $30 million), Commerce Bank ($40 million commitment, up from $25 million), CIBC Bank USA ($50 million commitment), and Axos Bank ($84 million commitment).

Among other things, the Amendment also: amends the distribution limitations to renew the aggregate limit on the Company’s repurchases of its common stock; increases the Company’s permissible capital expenditure amount from $25 million to $35 million during any fiscal year; restores the accordion feature back to $100 million; and adds certain mechanics for the replacement of LIBOR as the applicable benchmark interest rate under the Agreement.

“We are very excited by the participation and commitment of our lending group and happy to be adding two new lenders,” said Vickie Judy, Chief Financial Officer. “This increase is fundamental in our strategy to transition from a collections company to a sales company very good at collections. The increased facility will allow us to continue to grow our customer base, and to continue making key investments to better serve our customers both digitally and in-person as well as provide for additional funding for acquisition opportunities. The expanded facility will allow us to support our commitment and promise to provide customers with excellent service, care and compassion before, during and after the vehicle sale and keep them on the road with peace of mind.”

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in twelve states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company specializes in the sale of quality, pre-owned vehicles, and features flexible used car financing options for customers with bad credit, no credit, repossessions or even past bankruptcy and emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contacts:        Jeff Williams, CEO at (479) 464-9944 or Vickie Judy, CFO at (479) 464-9944